UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016

B4MC Gold Mines, Inc.
(Exact name of registrant as specified in its charter)

Nevada	005-88847	87-0674571
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3651 Lindell Road, Suite D565, Las Vegas, NV 89103
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(424) 256-8560

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Letter of Intent with Inpay Switzerland AG

On January19, 2016, B4MC Gold Mines, Inc. (the “Company”) entered into a Letter of Intent (the “LOI”) between the Company and the sole stockholder of Inpay Switzerland AG, a company organized under the laws of Switzerland (“Inpay”). The LOI provides for the acquisition of all of the outstanding shares of capital stock of Inpay by the Company in exchange for 55,600,000 newly issued unregistered shares of the Company’s common stock (the “Transaction”). Inpay operates an international cross-border online money-transfer service, and is based in Copenhagen, Denmark.

The Company currently has 5,667,485 shares of common stock outstanding. At the closing of the Transaction, and after giving effect to the private placement discussed in the next paragraph, the Company is expected to have a total of 61,767,485 shares of common stock issued and outstanding on a fully diluted basis. The Company currently has no outstanding options, warrants or convertible securities. The 55,600,000 shares of common stock to be issued to the stockholder of Inpay at closing are expected to constitute approximately 90.0% of the Company’s outstanding shares of common stock at that time on a fully diluted basis. At closing, approximately 56,390,000 shares, or 91.3%, are expected to be held by management and directors, including management members that were designees of Inpay’s sole stockholder. It is expected that a majority of the members of the board of directors of the Company at the closing of the LOI will be either designated board representatives of Inpay’s sole stockholder and/or current management.

Prior to the closing of the Transaction, the Company intends to sell up to 500,000 shares of its common stock in a private placement to accredited investors and qualified investors resident outside of the U.S. The proceeds will to be used by the Company to fund Transaction costs, including placement fees, and the Company’s working capital requirements.

Conditions to closing of the Transaction include the completion of a due diligence review by both the Company and Inpay, completion of an audit of Inpay’s financial statements and the absence of any material adverse change in the business, assets or condition (financial or otherwise) of either the Company or Inpay. The Company anticipates signing a definitive acquisition agreement by February 15, 2016 and closing in the first fiscal quarter of 2016.

The common stock of the Company to be sold in the private placement and issued to the stockholder of Inpay at the closing of the reverse acquisition will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and other applicable securities laws.

The Company currently has no operations, and has been engaged in efforts to identify an operating company with which to acquire or merge through an equity-based exchange transaction. As it is expected that the closing of the Transaction will result in a change in control of the Company, the Transaction is expected to be accounted for as a reverse merger, with Inpay being considered the legal acquiree and accounting acquirer, and the Company being considered the legal acquirer and the accounting acquiree. As a result, at and subsequent to closing, the financial statements of Inpay will become the financial statements of the Company for all periods presented.

Director Indemnification Agreements

On January 19, 2016, the Company’s Board of Directors authorized the Company to enter into agreements with its officers, directors and other agents as the President of the Company may from time to time determine. The indemnification agreements generally provide for indemnification to fullest extent permitted by applicable law for both third-party claims as well as derivative claims brought on behalf of the Company. On January 19, 2016, the Company executed such indemnification agreements with Bennett Yankowitz, its President and sole director, and Henrik Rouf, its assistant secretary.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits. The following exhibits are being filed herewith:

10.1

Letter of Intent, dated as of January 19, 2016, between the Company and Inpay Switzerland AG.

10.2

Indemnification Agreement dated as of January 19, 2016, between Bennett Yankowitz and the Company.

10.3

Indemnification Agreement dated as of January 19, 2016, between Henrik Rouf and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B4MC Gold Mines, Inc.

         (Registrant)

Date: January 22, 2016

By: /s/ Bennett J. Yankowitz, President

             (Signature)